Exhibit 99.2
FOR IMMEDIATE RELEASE
March 19, 2008
Anthony M. Bruno, Jr.
Chairman, President and CEO
Greater Community Bancorp
(973) 942-1111
Greater Community Bancorp Announces Mutual Termination
of Merger Agreement with Oritani Financial Corp.
     TOTOWA, NJ. Greater Community Bancorp (“Greater Community”) (NASDAQ: “GFLS”), the holding company for Greater Community Bank, announced today that it had entered into a mutual termination agreement with Oritani Financial Corp. (“Oritani”) (NASDAQ: “ORIT”), the holding company for Oritani Savings Bank, terminating the agreement and plan of merger that the parties previously executed on November 13, 2007. Greater Community has announced via a separate press release that it has entered into an agreement and plan of merger with Valley National Bancorp.
     Pursuant to the mutual termination agreement, the parties have agreed to release each other from any claims relating to the proposed merger between Greater Community and Oritani. Greater Community will pay $700,000 to Oritani under the mutual termination agreement and Oritani has released Greater Community from any obligation to pay a break-up fee in connection with the merger with Valley National Bancorp.
About Greater Community Bancorp and Greater Community Bank
Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. Greater Community operates 16 full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to businesses and consumers in New Jersey and, through its subsidiary Highland Capital Corp., provides equipment leasing and financing. Greater Community Bancorp also offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, and title insurance and settlement services through its Greater Community Title LLC subsidiary. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member FINRA/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value). Insurance policies and tax services are not insured by the FDIC or any federal government agency, may lose value, and are not a deposit of or guaranteed by Greater Community Bank or any bank affiliate.

For more information, please contact:
Anthony M. Bruno, Jr.
Chairman, President and CEO
Greater Community Bancorp
(973) 942-1111
Forward-Looking Statements
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of Greater Community, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, change in economic climate, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of Greater Community’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements, resolution of tax reviews, whether and when the transactions contemplated by the merger agreement with Oritani Financial Corp. will be consummated, and those risk factors detailed in Greater Community’s periodic reports and registration statements filed with the Securities and Exchange Commission. Greater Community undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

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